Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

CCSC Technology International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0005 per share (1)	Rule 457(a)	1,437,500	US$	6.00	US$	8,625,000	US$ 110.2 per million dollars	US$	950.48
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts			1,437,500			US$	8,625,000		US$	950.48
	Total Fees Previously Paid									US$	2,045.59
	Total Fee Offsets
	Net Fee Due									US$	0

(1)	Including 1,250,000 Ordinary Shares to be sold in this offering, up to 187,500 Ordinary Shares that may be purchased by the underwriters under the over-allotment option, and additional Ordinary Shares to be issued to prevent dilution resulting from share splits, share dividends, or similar transactions. Such amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act and reflects the maximum offering price of securities registered hereunder.